EXHIBIT 99.1

Star Group, L.P. Announces Distribution by Yorktown Energy Partners VI, L.P.

STAMFORD, Conn., Feb. 09, 2018 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced that it has been advised by Yorktown Energy Partners VI, L.P. ("Yorktown") that Yorktown has distributed approximately 7.1 million common units of limited partnership interests of Star held by Yorktown to its general and limited partners in accordance with the terms of Yorktown’s partnership agreement. Yorktown has informed the Company that although the distributed units can be immediately resold by non-affiliates, the principals of the general partner of Yorktown intend to retain the common units received as a result of the distribution for the foreseeable future.

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provide these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with future plans with respect to Yorktown’s principals with respect to the units. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2017 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal quarter ended December 31, 2017. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-K and Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

CONTACT:
Star Group, L.P.
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com